As filed with the Securities and Exchange Commission on December 3, 2018
Registration No. 333-72265
Registration No. 333-86911
Registration No. 333-104056
Registration No. 333-125058
Registration No. 333-158873
Registration No. 333-196411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8 REGISTRATION STATEMENT NO. 333-72265
FORM S-8 REGISTRATION STATEMENT NO. 333-86911
FORM S-8 REGISTRATION STATEMENT NO. 333-104056
FORM S-8 REGISTRATION STATEMENT NO. 333-125058
FORM S-8 REGISTRATION STATEMENT NO. 333-158873
FORM S-8 REGISTRATION STATEMENT NO. 333-196411
UNDER THE SECURITIES ACT OF 1933

LASALLE HOTEL PROPERTIES
(Pebblebrook Hotel Trust, as assignee of Ping Merger Sub, LLC, successor by merger to LaSalle Hotel Properties)
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	36-4219376 (IRS Employer Identification No.)

c/o Pebblebrook Hotel Trust
7315 Wisconsin Avenue, 1100 West
Bethesda, Maryland 20814
(240) 507-1300
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive office)

LASALLE HOTEL PROPERTIES 1998 SHARE OPTION AND INCENTIVE PLAN
LASALLE HOTEL PROPERTIES 2009 EQUITY INCENTIVE PLAN
LASALLE HOTEL PROPERTIES 2014 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Raymond D. Martz
Pebblebrook Hotel Trust
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
7315 Wisconsin Avenue, Suite 1100 West
Bethesda, MD 20814
(240) 507-1300
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
David C. Wright, Esq.
Mark W. Wickersham, Esq.
Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
Tel: (804) 788-8200
Fax: (804) 788-8218

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 deregisters all common shares of beneficial interest, $.01 par value per share (“Shares”), of LaSalle Hotel Properties, a Maryland real estate investment trust (“LaSalle”), and any other securities remaining unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by LaSalle with the Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-72265), which was filed with the Commission on February 12, 1999, pertaining to the registration of 757,000 Shares issuable under the LaSalle Hotel Properties 1998 Share Option and Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-86911), which was filed with the Commission on September 10, 1999, pertaining to the registration of 743,000 Shares issuable under the LaSalle Hotel Properties 1998 Share Option and Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-104056), which was filed with the Commission on March 27, 2003, pertaining to the registration of 400,000 Shares issuable under the LaSalle Hotel Properties 1998 Share Option and Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-125058), which was filed with the Commission on May 19, 2005, pertaining to the registration of 900,000 Shares issuable under the LaSalle Hotel Properties 1998 Share Option and Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-158873), which was filed with the Commission on April 28, 2009, pertaining to the registration of 1,800,000 Shares issuable under the LaSalle Hotel Properties 2009 Equity Incentive Plan; and

•
Registration Statement on Form S-8 (No. 333-196411), which was filed with the Commission on May 30, 2014, pertaining to the registration of 2,900,000 Shares issuable under the LaSalle Hotel Properties 2014 Equity Incentive Plan.

On November 30, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2018, as amended on September 18, 2018 , by and among Pebblebrook Hotel Trust, Pebblebrook Hotel, L.P., Ping Merger Sub, LLC (“Merger Sub”), Ping Merger OP, LP, LaSalle and LaSalle Hotel Operating Partnership, L.P., LaSalle merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger (the “Company Merger”).
As a result of the Company Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by LaSalle in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, Merger Sub, as successor to LaSalle, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on December 3, 2018.

Pebblebrook Hotel Trust
(as assignee of Ping Merger Sub, LLC, successor by merger to LaSalle Hotel Properties)

By:	/s/ Raymond D. Martz
	Name:	Raymond D. Martz
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary